Exhibit 10.42

FIRST AMENDMENT TO OFFICE BUILDING LEASE

This FIRST AMENDMENT TO OFFICE BUILDING LEASE (this “Amendment”) is made and entered into as of October 16, 2007, by and between PARK LAKE APARTMENTS, LLC, a California limited liability company (“Landlord”), and RIMINI STREET, INC., a Nevada corporation (“Tenant”).

RECITALS:

A.           WHEREAS, Landlord’s predecessor-in-interest and Tenant entered into that certain Office Building Lease dated September, 2006 (“Lease”) whereby Landlord leased to Tenant and Tenant leased from Landlord approximately 1,794 square feet of Net Rentable Area (the “Original Leased Premises”) and situated at 6601 Koll Center Parkway, Pleasanton, California (“Original Building”) and known as Suite 246.

B.           WHEREAS, Landlord and Tenant now desire to amend the Lease in accordance with the terms hereof whereby, among other things, Tenant will surrender the Original Leased Premises to Landlord, Landlord shall lease to Tenant and Tenant shall lease from Landlord the Replacement Leased Premises (as hereinafter defined) and the Term for the Replacement Leased Premises shall be extended by the Renewal Term (as hereinafter defined), upon the terms and conditions set forth in the Lease, as amended hereby.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Recitals.  The foregoing recitals are incorporated herein by this reference.

2.           Defined Terms.  Capitalized terms not otherwise defined herein shall have the meaning given such terms in the Lease.

3.           Effective Date.  This Amendment shall be effective upon the date hereof (“Effective Date”).

4.           Original Leased Premises and Replacement Leased Premises.

(a)           Upon the Renewal Term Commencement Date (as hereinafter defined), Tenant shall surrender and vacate to Landlord, the Original Leased Premises and Landlord shall lease to Tenant and Tenant shall lease from Landlord approximately 5,766 square feet of Net Rentable Area (the “Replacement Leased Premises”) and situated on the third floor of 6601 Koll Center Parkway, Pleasanton, California and known as Suite 350.  Exhibit A-1 attached hereto sets forth the Replacement Leased Premises.

(b)           Upon the Renewal Term Commencement Date and assuming that the Tenant has vacated and surrendered the Original Leased Premises as required hereunder, the Lease shall no longer be effective as to the Original Leased Premises, but solely as to Replacement Leased Premises.  From and after the Renewal Term Commencement Date: (i) each and every reference in the Lease to “Leased Premises” shall be and mean the Replacement Leased Premises; and (ii) Exhibit A attached to the Lease shall be deemed to have been deleted in its entirety and replaced with Exhibit A-1 attached hereto.  Notwithstanding anything to the contrary contained herein or in the Lease, the indemnities by Tenant of Landlord set forth in the Lease shall survive the surrender of the Original Leased Premises, such survival to be upon the terms and conditions set forth in the Lease.

5.           Renewal Term.

(a)           The term of the Lease, as amended hereby, for the Replacement Leased Premises (the “Renewal Term”), shall commence (“Renewal Term Commencement Date”) upon the Substantial Completion (as hereinafter defined) of the Replacement Leased Premises.  The Renewal Term shall expire on the “Renewal Term Expiration Date” which shall mean: (i) where the Renewal Term Commencement Date is the first day of a calendar month, the last calendar day of the thirty-ninth (39th) month after the Renewal Term Commencement Date measured by counting the month in which the Renewal Term Commencement Date occurs, or (ii) where the Renewal Term Commencement Date is other than the first day of a calendar month, the last calendar day of the thirty-ninth (39th) month after the Renewal Term Commencement Date measured without counting the month in which the Renewal Term Commencement Date occurs, or (iii) irrespective of whether item (i) or item (ii) applies, such earlier date upon which the Lease, as amended hereby, is terminated pursuant to the terms hereof.

(b)           Landlord and Tenant anticipate that the Replacement Leased Premises shall be Substantially Complete on December 1, 2007 (“Scheduled Renewal Term Commencement Date”), but the same shall not be a representation or warranty by Landlord that the Replacement Leased Premises shall be Substantially Complete by such date.  If the Replacement Leased Premises are not Substantially Complete by the Renewal Term Commencement Date for any reason, Landlord shall not be liable for any claims, damages or liabilities by reason thereof.  However, in such event of delay, the Scheduled Renewal Term Commencement Date shall be rescheduled to occur January 15, 2008.  Upon the Renewal Term Commencement Date, at the request of Landlord, Landlord and Tenant shall promptly execute a Lease Commencement Certificate in the form attached as Exhibit D to the Lease, specifying, among other things, the Renewal Term Commencement Date.  Tenant’s obligation to pay Rent and its other obligations under the Lease, as amended hereby, for the Replacement Leased Premises shall commence upon the Renewal Term Commencement Date.

(c)           As used herein and with regards to the Replacement Leased Premises only, “Substantial Completion” shall mean (and the Replacement Leased Premises shall be deemed “Substantially Complete”) when: (i) installation of Tenant Improvements (as hereinafter defined) in accordance with Section 5(d) has occurred, (ii) Tenant has direct access to the elevator lobby on the floor where the Replacement Leased Premises are located, (iii) Basic Services are available to the Replacement Leased Premises, and (iv) to the extent necessary for the Tenant Improvements, Landlord has received a temporary certificate of occupancy for the Replacement Leased Premises from the City of Pleasanton, California.

(d)           Following the mutual execution and delivery of this Amendment and prior to the Renewal Term Commencement Date, Landlord shall construct and install certain improvements within the Replacement Leased Premises (collectively herein, the “Tenant Improvements”), which shall be constructed in accordance with: (i) the all applicable laws, including the Americans with Disabilities Act, as the same are in affect as of the Renewal Term Commencement Date only, (ii) the space plan (“Option B”), dated July 13, 2007 (“Space Plan”) and approved by Landlord and Tenant, as evidenced by both parties signature upon such space plan (the approved space plan shall be referred to herein as the “Space Plan”) and attached hereto as Exhibit B.  The Tenant Improvements shall be constructed by Landlord, with the cost of construction of those Tenant Improvements which constitute Building Standard Improvements to be borne by Landlord and the costs of construction of any Tenant Improvements constituting Tenant Extra Improvements (if any) such costs herein collectively, the “Replacement Leased Premises Tenant Extra Improvements Costs”) being borne by Tenant.  Notwithstanding the foregoing, in the event of any Tenant’s Delay, Tenant shall also be responsible for all increased costs of construction of the Tenant Improvements incurred by Landlord as a result of such Tenant’s Delay (such costs referred to collectively herein as “Replacement Leased Premises Change Costs”).  In connection with the foregoing provisions, Tenant shall reimburse Landlord for the Replacement Leased Premises Tenant Extra Improvements Costs (if any) and the Replacement Leased Premises Change Costs (if any) within ten (10) business days after Landlord’s delivery of a statement of such costs to Tenant.  For purposes hereof, “costs” shall include, without limitation, all building permit fees for Replacement Leased Premises Tenant Extra Improvement Costs (not included in the permit fees paid with respect to the Replacement Building), payments to design consultants for services and disbursements, a management fee (“Replacement Leased Premises Construction Management Fee”) for the coordination and supervision of the construction of the Tenant Improvements in an amount equal to four percent (4%) of the aggregate amount of all costs of construction of the Tenant Improvements (other than the Replacement Leased Premises Construction Management Fee), and such inspection fees as Landlord may incur and reimbursement to Landlord for permit and other fees Landlord has prepaid that are fairly attributable to the Tenant Improvements.

(e)           For the purposes herein, the term “Tenant’s Delay” shall mean any delay in the construction of the Tenant Improvements resulting from: (i) Tenant’s change(s) in the Space Plan, provided that Tenant shall not change the Space Plan without the prior written consent of Landlord, which consent shall not be unreasonably withheld unless such change either incorporates items which are not Building Standard Improvements or could reasonably be expected to delay Substantial Completion; or (ii) Tenant’s request for materials, finishes or installations which require a longer time than Building Standard Improvements to obtain, install or complete; or (iii) Tenant’s failure to comply with Landlord’s contractor’s or subcontractor’s schedule; or (iv) an Event of Default by Tenant under the Lease or the existence of any event or condition which, with the passage of time or the giving of notice or both would constitute such an Event of Default; or (v) delays caused by Tenant in construction; or (vi) any work performed in, on or about the Replacement Leased Premises by Tenant or any Tenant Parties.  Tenant acknowledges that the length and/or impact of any Replacement Leased Premises Tenant’s Delay may exceed the duration or scope of such event or conduct due to the necessity of rescheduling work or other causes.

6.           Base Rent.  As of the Renewal Term Commencement Date, the Base Rent set forth in the Basic Lease Information shall be adjusted to be the following amounts for the Replacement Leased Premises:

Months of Renewal Term	Monthly Base Rent (per square foot)	Monthly Base Rent
1 – 3	$0.00	$0.00
4 – 39	$2.55	$14,703.30

7.           Tenant’s Percentage Share.  As of the Renewal Term Commencement Date, Tenant’s Percentage Share shall be adjusted to take into consideration the Net Rentable Area of the Replacement Leased Premises.

8.           Direct Expenses Base.  As of the Renewal Term Commencement Date, the amount of annual Direct Expenses that Landlord has included in the Base Rent shall be adjusted to become equal to Tenant’s Percentage of the actual Direct Expenses incurred by Landlord in calendar year 2008:

9.           Early Access.  Landlord shall provide Tenant with limited early access to the Replacement Leased Premises for the approximately ten (10) day period prior to the date when Landlord estimates that the Tenant Improvements will be Substantially Completed for the sole purpose of permitting Tenant to ready the Replacement Leased Premises for Tenant’s occupancy, at such times as are reasonably specified by Landlord so that Tenant’s access does not interfere with the performance of Landlord’s work in the Replacement Leased Premises.  Tenant’s access to the Replacement Leased Premises during the period of time prior to the Renewal Term shall be subject to all the provisions of the Lease, as amended hereby (including the Rules and Regulations and such other rules and regulations as Landlord may reasonably impose), other than the payment of Rent and the expiration date of the Lease shall not be advanced by such access by Tenant of the Replacement Leased Premises prior to the Renewal Term Commencement Date.  Tenant shall not interfere with Landlord’s performance of Landlord’s work in the Replacement Leased Premises.

10.           Renewal Option.

(a)           Subject to the terms of this Section 10, Tenant shall have one (1) option (“Second Renewal Option”) to extend the Term of this Lease for a consecutive period of sixty (60) months beyond the expiration of the Renewal Term (“Second Renewal Term”).  The Second Renewal Option is personal to Tenant and may not be exercised by any sublessee or assignee of Tenant.  The Second Renewal Option must be exercised, if at all, by written notice (“Election Notice”) from Tenant to Landlord given not more than two hundred seventy (270) days and not less than one hundred eighty (180) days prior to the expiration of the Renewal Option.  Any such Election Notice given by Tenant to Landlord shall be irrevocable.  The Second Renewal Option and Tenant’s delivery of an Election Notice shall be voidable and of no force or effect at the election of Landlord, exercised in Landlord’s sole and absolute discretion, if (i) an Event of Default is occurring under this Lease, or (ii) there is any event occurring which with the giving of notice or the passage of time, or both, would constitute an Event of Default hereunder, either at the time of Tenant’s delivery of the Election Notice or at any time from the date of delivery of such Election Notice through the time of commencement of the Second Renewal Term or (iii) if: (x) there has been any materially adverse change in the financial condition of the Tenant, as of the Renewal Term Commencement Date.  If Tenant fails to exercise the Second Renewal Option in a timely manner, as provided for above, then the Second Renewal Option shall be void and of no force or effect.  The validly exercised Second Renewal Term shall be upon the same terms and conditions as the Lease, as amended, except that (x) the annual Base Rent during the Second Renewal Term shall be equal to the Fair Market Rent as of the commencement of the Second Renewal Term; and (y) Tenant shall have no further renewal options pursuant to this Section 10 or any provision of the Lease.  Fair Market Rent for the Second Renewal Term shall be determined by Landlord with written notice given to Tenant prior to the commencement of the Second Renewal Term.

(b)           No later than thirty (30) days prior to the commencement of the Second Renewal Term, Tenant shall deposit with Landlord an amount, that when taken together with the Security Deposit, equals the Monthly Base Rent due for the last month of the Second Renewal Term (“Additional Deposit”).  Upon the commencement of the Second Renewal Term, the term “Security Deposit” shall automatically include the “Additional Deposit” and the Additional Deposit shall be held pursuant to the terms of Article 5 hereof.  If Tenant fails to deposit the Additional Deposit as and when required hereunder, Tenant’s exercise of the Second Renewal Option shall be null and void and the Renewal Term shall expire naturally expire.

11.           Graphics and Signage.  As of the Renewal Term Commencement Date, Landlord shall provide the Building standard identification of Tenant’s name at the entrance to the Replacement Leased Premises.

Tenant shall have a right to one (1) line on the Building entry monument sign.  Landlord and Tenant will comply with all governmental regulations and will be subject to any Project CC&R’s in connection with the monument signage right described herein.  Monument signage fabrication, installation, repairs and removal shall be at Tenant’s sole expense.

12.           Parking.  As of the Renewal Term Commencement Date, Tenant’s entitlement to parking spaces shall be based upon the rentable square feet in the Replacement Leased Premises.

13.           Original Leased Premises Rent.  Provided that Landlord and Tenant have executed and delivered this Amendment not later than October 15, 2007, then until the Renewal Term Commencement Date occurs, Tenant shall pay, as Monthly Base Rent, the Monthly Base Rent that is due for the last month of the Term for the Original Leased Premises (and not the holdover Monthly Base Rent required under Article 9 of the Lease).

14.           Brokers.  Tenant and Landlord each represent and warrant to the other that it has had no dealing with any broker or agent with respect to this Amendment other than Colliers International, on behalf of Landlord and Tenant.  Landlord shall pay a commission to Colliers International pursuant to a separate agreement.  Tenant and Landlord each do hereby agree to indemnify, defend and hold the other party harmless from and against any and all liabilities for commissions or other compensation or charges claimed by any other broker or agent based on dealings with the indemnifying party with respect to this Amendment.  The foregoing indemnity shall survive termination or earlier expiration of the Lease.

15.           Security Deposit.  Pursuant to the terms and conditions set forth in the Lease, Tenant deposited with Landlord the sum of Four Thousand Two Hundred Fifteen and Ninety/100 Dollars ($4,215.90) as the Security Deposit.  Concurrently with the execution and delivery of this Amendment by Tenant and as a condition precedent to the effectiveness of this Amendment, Tenant shall deliver to Landlord the additional sum of Ten Thousand Four Hundred Eighty-Seven and Forty/100 Dollars ($10,487.40), so that such additional sum, when taken together with the existing Security Deposit, shall equal the Monthly Base Rent that Tenant is obligated to pay for the last month of the Renewal Term and such original Security Deposit together with the additional amount shall be subject to Article 5 of the Lease.

16.           Lease.  All provisions of the Lease which are not amended hereby are incorporated herein as if the same had been set forth herein.

[SIGNATURE PAGE FOLLOWS]

This Amendment is executed by the parties hereto as of the date first written above.

Landlord:	PARK LAKE APARTMENTS, LLC
a California limited liability company

	By:	/s/ Carl Zocchi

	Name:	Carl Zocchi

	Its:	Partner

Tenant:	RIMINI STREET, INC.,
a Nevada corporation

	By:	/s/ Seth A. Ravin

	Name:	Seth A. Ravin

	Its:	CEO & President

EXHIBIT A-1

Replacement Leased Premises Description

EXHIBIT B

Space Plan